Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-89905, 333-99551 and 333-46432) of HCC Insurance Holdings, Inc. of our report dated March 15, 2006, except for the restatement described in Note 2 to the consolidated financial statements and the matter discussed in the penultimate paragraph of Management’s Report on Internal Control Over Financial Reporting, as to which the date is December 22, 2006, relating to the consolidated financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting which appears in the HCC Insurance Holdings Inc.’s Report on Form 10-K/A for the year ended December 31, 2005.

PricewaterhouseCoopers LLP
Houston, Texas
December 22, 2006